                                                                     Exhibit 12



              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                                                     Nine Months
                                                                             Year Ended December 31                     Ended
                                                                   ----------------------------------------------     Sept. 30,
                                                                    1992     1993      1994      1995       1996        1997
                                                                    ----     ----      ----      ----       ----     ----------
Earnings:
  Earnings before income taxes..................................   $537.8   $531.2    $839.8   $1,247.3   $1,215.0    $  906.6
  Plus:
    Fixed charges exclusive of capitalized interest.............    167.2    127.6     108.2      112.9      124.6        97.7
    Amortization of capitalized interest........................     10.8     11.1      11.6       11.8       12.5         9.4
    Adjustments for equity affiliates...........................     (1.6)    (0.7)     (2.4)      (4.2)      (2.5)       (1.2)
                                                                   ------------------------------------------------------------
            Total...............................................   $714.2   $669.2    $957.2   $1,367.8   $1,349.6    $1,012.5
                                                                   ============================================================
Fixed Charges:
  Interest expense including amortization of debt
    discount/premium and debt expense...........................   $147.4   $107.5    $ 88.2   $   90.6   $  101.9    $   81.6
  Rentals -- portion representative of interest.................     19.8     20.1      20.0       22.3       22.7        16.1
                                                                   ------------------------------------------------------------
  Fixed charges exclusive of capitalized interest...............    167.2    127.6     108.2      112.9      124.6        97.7
  Capitalized interest..........................................      7.4      6.0       5.3        8.6       11.7         8.1
                                                                   ------------------------------------------------------------
            Total...............................................   $174.6   $133.6    $113.5   $  121.5   $  136.3    $  105.8
                                                                   ============================================================

Ratio of earnings to fixed charges..............................     4.09     5.01      8.43      11.26       9.90        9.57
                                                                   ============================================================
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